UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2016

VistaGen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-54014	20-5093315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

343 Allerton Ave. South San Francisco, California 94090
(Address of principal executive offices)
(650) 577-3600
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 10, 2016, VistaGen Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Chardan Capital Markets, LLC and WallachBeth Capital, LLC, as representatives of the several underwriters identified therein (the “Representatives”), relating to the Company’s public offering (the “Offering”) of 2,352,942 shares of common stock, par value $0.001 per share (“Common Stock”), at the public offering price of $4.24 per share (the “Shares”), and five-year warrants to purchase up to 2,352,942 shares of Common Stock, with an exercise price of $5.30 per share, at the public offering price of $0.01 per warrant (the “Warrants”).  Pursuant to the Underwriting Agreement, the Company also granted the Representatives a 45-day option (the “Option”) to purchase up to 352,942 additional shares of Common Stock and/or 352,942 warrants, on substantially similar terms to the Warrants (the “Option Warrants” and, collectively, the “Option Securities”) at the public offering price, less underwriting discounts and commissions, to cover over-allotments. The Representatives agreed to purchase the Shares and Warrants from the Company, with the option to purchase the Option Securities, in accordance with the terms and conditions of the Underwriting Agreement, at a purchase price of $3.84568 per Share and $0.00907 per Warrant.

On May 11, 2016, the Representatives exercised the Option with respect to the Option Warrants, and on May 16, 2016, the Company completed the Offering, resulting in total gross proceeds of approximately $10.0 million. The Warrants and Option Warrants were issued pursuant to a Warrant Agency Agreement, dated as of May 16, 2016 (the “Warrant Agreement”), between the Company and Computershare Inc., as Warrant Agent.

The Shares, Warrants and Option Warrants were offered, issued and sold under a prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to an effective registration statement (the “Registration Statement”) filed with the SEC on Form S-1 (File No. 333-210152) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was first filed with the SEC on March 14, 2016, and was declared effective on May 10, 2016.

The Underwriting Agreement contained customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Representatives, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and were subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement, Warrant and Warrant Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the Underwriting Agreement, form of Warrant and Warrant Agreement, attached hereto as Exhibits 1.1, 4.1 and 4.2, respectively, and are each incorporated by reference herein. Additionally, a copy of the press release announcing the Offering, issued by the Company on May 10, 2016, is attached hereto as Exhibit 99.1, and a copy of the press release announcing the completion of the Offering, issued on May 16, 2016, is attached hereto as Exhibit 99.2, and are each incorporated by reference herein.

Item 8.01 Other Events.

NASDAQ Uplisting

In connection with the Offering, the Company’s Common Stock was approved for listing on The NASDAQ Capital Market, and began trading under the symbol “VTGN” on May 11, 2016.

Automatic Conversion of Series B 10% Convertible Preferred Stock

In accordance with the Certificate of Designation of the Relative Rights and Preference (the “Certificate of Designation”) of the Company’s Series B 10% Convertible Preferred Stock (“Series B Preferred”), all outstanding shares of Series B Preferred not otherwise subject to ownership blockers will automatically convert into the same number of shares of the Company’s Common Stock (the “Conversion Shares”) on the third trading day after completion of the offering, or May 19, 2016. The Company expects to issue approximately 2,546,622 Conversion Shares, and approximately 289,035 shares of Common Stock as payment of accrued but unpaid dividends on converted shares of Series B Preferred.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: May 16, 2016	By:	/s/ Shawn K. Singh
Shawn K. Singh Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, by and between Capital Markets, LLC and WallachBeth Capital, LLC, as representatives of the several underwriters, and VistaGen Therapeutics, Inc., dated May 10, 2016.
4.1	Warrant Agency Agreement, by and between Computershare, Inc. and VistaGen Therapeutics, Inc., dated May 16, 2016.
4.2	Form of Warrant
99.1	Press release, dated May 10, 2016
99.2	Press release, dated May 16, 2016